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Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



     Unisys Corporation, the registrant, a Delaware company, has no parent. The registrant owns directly or indirectly all the voting securities of the following subsidiaries:

                                                       State
                                                      or Other
                                                   Jurisdiction
                                                     Under the
                                                   Laws of Which
Name of Company                                      Organized
---------------                                    -------------

Unisys Australia Limited                             Michigan
Unisys Espana S.A.                                   Spain
Unisys (Schweiz) A.G.                                Switzerland
Unisys Belgium                                       Belgium
Unisys Deutschland G.m.b.H.                          Germany
Unisys Sudamericana S.A.                             Argentina
Unisys Electronica Ltda.                             Brazil
Datamec, S.A.                                        Brazil
Unisys France                                        France
Unisys Italia S.p.A.                                 Italy
Unisys Limited                                       England
Unisys Nederland N.V.                                Netherlands
Unisys de Mexico, S.A. de C.V.                       Mexico
Unisys Korea Limited                                 Korea
Unisys Funding Corporation I                         Delaware
Unisys Africa, Inc.                                  Delaware

     The names of certain subsidiaries are omitted from the above list; such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.